                    EXHIBIT (11)

            STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                NALCO CHEMICAL COMPANY AND SUBSIDIARIES



                                          Three Months Ended
  (Amounts in thousands,                       March 31
  except per share data)                   1994     1993
  Primary

   Average shares outstanding            68,904   69,586

   Net effect of dilutive stock options
   and shares contingently issuable -
   based on the treasury stock method
   using average market price               629      823

     TOTALS                              69,533   70,409

   Earnings before extraordinary loss and
   effect of accounting change         $ 33,805 $ 35,089

   Extraordinary loss from retirement of
   debt, net of taxes                         -  (10,600)

   Cumulative effect of change in
   accounting for postretirement
   benefits other than pensions, net
   of taxes                                   -  (56,462)

   Net earnings (loss)                   33,805  (31,973)

   Preferred stock dividends,
    net of taxes                         (2,764)  (2,829)

   Net earnings (loss) to common
    shareholders                        $ 31,041$(34,802)

   Per share amounts

   Earnings before extraordinary loss
   and effect of accounting change        $  .45  $  .46

   Extraordinary loss from retirement
   of debt, net of taxes                      -     (.15)

   Cumulative effect of change in accounting
   for postretirement benefits other than
   pensions, net of taxes                     -     (.80)

   Net earnings (loss) to common
    shareholders                          $  .45  $ (.49)

                         EXHIBIT (11)

            STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                NALCO CHEMICAL COMPANY AND SUBSIDIARIES


                                           Three Months Ended
  (Amounts in thousands,                       March 31
  except per share data)                    1994    1993

  Fully diluted

   Average shares outstanding             68,904  69,586

   Average dilutive effect of
   assumed conversion of ESOP
   Convertible Preferred shares            8,153   8,215

   Additional shares assuming exercise
   of dilutive stock options and shares
   contingently issuable based on the
   treasury stock method using the
   quarter-end market price, if higher
   than average market price                 629     823

     TOTALS                               77,686  78,624

   Earnings before extraordinary loss
   and effect of accounting change      $ 33,805 $35,089

   Extraordinary loss from retirement
   of debt, net of taxes                       - (10,600)

   Cumulative effect of change in
   accounting for postretirement benefits
   other than pensions, net of taxes           - (56,462)

   Net earnings (loss)                    33,805 (31,973)

   Additional ESOP contribution resulting
   from assumed conversion, net of taxes  (1,291) (1,398)

   Tax adjustment on assumed
   common dividends                         (179)    128

   Net earnings (loss) applicable
   to common shareholders               $ 32,335 $(33,243)

   Per share amounts


   Earnings before extraordinary loss
   and effect of accounting change        $  .42  $  .43

   Extraordinary loss from retirement
   of debt, net of taxes                       -    (.13)

   Cumulative effect of change in
   accounting for postretirement
   benefits other than pensions,
   net of taxes                                -    (.72)

   Net earnings (loss) to common
   shareholders                           $  .42  $ (.42)